Exhibit 10.2
CHANGE ORDER FORM
Letter of Credit Reduction and Extension

PROJECT NAME: Sabine Pass LNG Stage 2 Liquefaction Facility OWNER: Sabine Pass Liquefaction, LLC CONTRACTOR: Bechtel Oil, Gas and Chemicals, Inc. DATE OF AGREEMENT: December 20, 2012	CHANGE ORDER NUMBER: CO-00045 DATE OF CHANGE ORDER: June 7, 2019

The Agreement between the Parties listed above is changed as follows: (attach additional documentation if necessary)

Owner and Contractor agree the Irrevocable Standby Letter of Credit (“Letter of Credit”) for Subproject 4 (No. 04121800) (i) shall be amended from Seventy-Six Million, Seven Hundred Fifty-Four Thousand, One Hundred Fifty-Six U.S. Dollars (U.S. $76,754,156) to Two Million U.S. Dollars (U.S. $ 2,000,000) and (ii) shall expire upon Owner’s written notice of the expiration of the Defect Correction Period for Subproject 4 (as may be extended pursuant to Section 12.3B of the Agreement) or October 09, 2020 (thirty-six (36) Months after Contractor’s achievement of Substantial Completion for Subproject 4), whichever occurs first.

The Letter of Credit Amendment is subject to receipt of Owner’s consent, at which time shall be effective within thirty (30) Days after the issuing commercial bank’s receipt of Owner’s consent.

Adjustment to Contract Price

The original Contract Price was.........................................................................................................................	$3,769,000,000
Net change by previously authorized Change Orders (00001-00044)...............................................................	$68,707,800
The Contract Price prior to this Change Order was...........................................................................................	$3,837,707,800
The Contract Price will be revised by this Change Order in the amount of .....................................................	$—
The new Contract Price including this Change Order will be...........................................................................	$3,837,707,800

Adjustment to dates in Project Schedule
The following dates are modified (list all dates modified; insert N/A if no dates modified): N/A

Adjustment to other Changed Criteria (insert N/A if no changes or impact; attach additional documentation if necessary) N/A

Adjustment to Payment Schedule: N/A

Adjustment to Minimum Acceptance Criteria: N/A

Adjustment to Performance Guarantees: N/A

Adjustment to Design Basis: N/A

Other adjustments to liability or obligation of Contractor or Owner under the Agreement: N/A

Select either A or B:
[A] This Change Order shall constitute a full and final settlement and accord and satisfaction of all effects of the change reflected in this Change Order upon the Changed Criteria and shall be deemed to compensate Contractor fully for such change. Initials: ____ Contractor ____ Owner

~~[B] This Change Order shall not constitute a full and final settlement and accord and satisfaction of all effects of the change~~

~~reflected in this Change Order upon the Changed Criteria and shall not be deemed to compensate Contractor fully for such change. Initials: ____ Contractor ____ Owner~~

Upon execution of this Change Order by Owner and Contractor, the above-referenced change shall become a valid and binding part of the original Agreement without exception or qualification, unless noted in this Change Order. Except as modified by this and any previously issued Change Orders, all other terms and conditions of the Agreement shall remain in full force and effect. This Change Order is executed by each of the Parties’ duly authorized representatives.

/s/ David Craft	/s/ Maurissa Douglas Rogers
Owner	Contractor
David Craft	Maurissa D Rogers
Name	Name
SVP E&C	Sr Project Manager, PVP
Title	Title
June 21, 2019	June 7, 2019
Date of Signing	Date of Signing